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                               [Letterhead of CME]




           CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. COMPLETES HUNGARIAN
                          ASSET SALE AND ACQUIRES $25
              MILLION PUT FOR THE NOTE RECEIVABLE FROM ITI HOLDINGS

HAMILTON, BERMUDA, February 22, 2000 - Central European Media Enterprises Ltd.
(CME) (Nasdaq: CETV) announced today that it had completed the sale of its Hungarian assets to SBS Broadcasting SA (SBS) for $16.0 million including the assumption of certain related liabilities, plus 100% of the proceeds of certain specified resales greater than $9.0 million.

CME also announced that it has acquired the right to "Put" the notes due from International Trading and Investments Holdings S.A. (ITI Notes) with a book value of $20.0 million to SBS for $25.0 million. CME has granted SBS a "Call" on the ITI Notes for $37.25 million. The ITI Notes have a principal amount of $40.0 million and mature on December 10th 2001. Both the put and the call are exercisable up to June 30, 2000, and subject to extension under certain conditions. CME originally acquired the ITI Notes as part of the consideration for the sale of its interest in TVN Poland to ITI in December 1998.

CME now intends to work with SBS towards the completion of its acquisition of at least an 81% controlling interest in Kanal A, for $12.0 million prior to June 30, 2000. Kanal A is the second leading commercial television broadcaster in Slovenia and CME intends to maintain Kanal A's status as a leading commercial station. This transaction is subject to the completion of a Kanal A reorganization, regulatory approval and certain other conditions. In the event that either the "Put" or the "Call" of the ITI Notes is exercised prior to June 30, 2000, then $12.0 million of the proceeds will be placed in escrow until the earlier of June 30, 2000 and the closing of the Kanal A acquisition.

Fred T. Klinkhammer, President and Chief Executive Officer of CME, said: "These transactions resolve any near term liquidity issues for CME and, together with the improved outlook for CME's markets and continuing operations, mark the creation of a solid core business upon which CME can build."

Klinkhammer went on to say, "The pursuit of justice and the restoration of broadcast operations in the Czech Republic and or the award of substantial damages against CET-21, Vladamir Zelezny of the Czech state will continue to be one of CME's primary objectives for the current year." Hearings on CME's request for a partial final order against Zelezny will take place on March 16th and the full hearing on the matter by the international arbitration panel is currently scheduled for the first week in May.


                                  -Continued-


Statements made in this press release regarding the possible acquisition of Kanal A, restoration of broadcast operations in the Czech Republic and the outcome of any legal proceedings are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial or otherwise, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include the ability to attract audiences, the rate of development of advertising markets in countries were the Company currently operates and general market and economic conditions in these countries. Important factors with respect to the restoration of broadcast operations in the Czech Republic and the ongoing dispute between CNTS and CET, include legal, political and regulatory conditions and developments in the Czech Republic.

CME operates television stations in Central and Eastern Europe and is traded on the Nasdaq National Market in the U.S. under the symbol "CETV".


For more information, contact:
Chris Plunkett or Michael Samrgiassi
Brainerd Communications, Inc.
Tel: 212-986-6667